Exhibit 10.87

EXECUTION COPY

NINETEENTH AMENDMENT
TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

This NINETEENTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P. (the “Company”) is made as of March 30, 2021 (this “Amendment”), by HOSPITALITY INVESTORS TRUST, INC., a Maryland corporation, as general partner (the “General Partner”), and BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC, a Delaware limited liability company, as a Limited Partner and the holder of all issued and outstanding Class C Units (the “Initial Preferred LP”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 31, 2017 (as amended by the First Amendment thereto, dated as of July 10, 2017, the Second Amendment thereto, dated as of September 29, 2017, the Third Amendment thereto, dated as of December 29, 2017, the Fourth Amendment thereto, dated as of February 27, 2018, the Fifth Amendment thereto, dated as of March 29, 2018, the Sixth Amendment thereto, dated as of July 2, 2018, the Seventh Amendment thereto, dated as of September 28, 2018, the Eighth Amendment thereto, dated as of December 31, 2018, the Ninth Amendment thereto, dated as of February 27, 2019, the Tenth Amendment thereto, dated as of March 29, 2019, the Eleventh Amendment thereto, dated as of July 1, 2019, the Twelfth Amendment thereto, dated as of September 30, 2019, the Thirteenth Amendment thereto, dated as of December 31, 2019, the Fourteenth Amendment thereto, dated of March 31, 2020, the Fifteenth Amendment thereto, dated of July 1, 2020, the Sixteenth Amendment thereto, dated September 30, 2020, the Seventeenth Amendment thereto, dated December 24, 2020, the Eighteenth Amendment thereto, dated December 31, 2020, and thereafter from time to time, the “Partnership Agreement”).

RECITALS:

WHEREAS, because of the liquidity constraints the General Partner and the Company are facing as a result of the coronavirus pandemic, they have been engaging in ongoing discussions with the Initial Preferred LP regarding strategic and liquidity alternatives; and

WHEREAS, in order to assist in facilitating the successful outcome of these discussions, the General Partner and the Initial Preferred LP previously amended the Partnership Agreement to convert the Class C Cash Distribution Amount payable on December 31, 2020 into distributions payable in additional Class C Units; and

WHEREAS, for the same purposes, the General Partner and the Initial Preferred LP desire to further amend the Partnership Agreement to defer the redemption obligation associated with distributions payable in additional Class C Units issued with respect to the Class C Cash Distribution Amount payable on December 31, 2020 and to convert the Class C Cash Distribution Amount payable on March 31, 2021 into distributions payable in additional Class C Units.

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Initial Limited Partner, intending to be legally bound, hereby agree as follows:

1.    Amendments.

(a)    The defined term “3/31/21 Redeemed Units” in the Partnership Agreement is hereby deleted.

(b)    The defined term “Class C Cash Distribution Amount” in the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Class C Cash Distribution Amount” means, with respect to a Class C Unit and as of any Distribution Date (other than the Distribution Dates occurring on December 31, 2020 and March 31, 2021), an amount accrued at the rate of 7.5% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly commencing on the Issue Date for such Class C Unit, and accruing on each Distribution Date (other than the Distribution Dates occurring on December 31, 2020 and March 31, 2021) whether or not declared and whether or not there are profits, surplus, Available Cash or other Legally Available Funds of the Company for the payment of such amounts; provided, that, subject to the delivery by the Company of the 12/31/20 PIK Distribution Amount to the Holders of Class C Units, (i) no Class C Cash Distribution Amount shall accrue or become payable on the Distribution Date occurring on December 31, 2020 and for the Quarter ended thereon, and (ii) any failure by the Company to pay any amounts with respect to the Class C Cash Distribution Amount on the Distribution Date occurring on December 31, 2020 shall not be a Material Breach; provided, further that, subject to the delivery by the Company of the 3/31/21 PIK Distribution Amount to the Holders of Class C Units, (x) no Class C Cash Distribution Amount shall accrue or become payable on the Distribution Date occurring on March 31, 2021 and for the Quarter ended thereon, and (y) any failure by the Company to pay any amounts with respect to the Class C Cash Distribution Amount on the Distribution Date occurring on March 31, 2021 shall not be a Material Breach; provided, further, for the avoidance of doubt, that the Class C Cash Distribution Amount calculated in respect of the Distribution Dates occurring on March 31, 2021 and June 30, 2021 shall take into account all of the Class C Units issued in respect of Increased PIK Distribution Amounts effective from the date of issuance (including the Deferred Redeemed Units, prior to giving effect to the redemption required pursuant to Section 16.5(a)(iii)); provided, further, that if the full amount of the Class C Cash Distribution Amount is not distributed with respect to any Class C Unit on any Distribution Date (other than the Distribution Dates occurring on December 31, 2020 and March 31, 2021) for any reason, including if Legally Available Funds or Available Cash are not available therefor, or if a Restructuring Failure Event occurs and the Company does not redeem the Deferred Redeemed Units because it is not required to do so pursuant the proviso to the first sentence of Section 16.5(a)(iii), the Class C Cash Distribution Amount for such Class C Unit (including any Deferred Redeemed Unit that has not been redeemed) shall thereafter accrue at the rate of 10.0% per annum on such Class C Unit’s Liquidation Preference (which will include any accrued and unpaid Class C Cash Distribution Amounts) from and after such Distribution Date until the accrued and unpaid Class C Cash Distribution Amounts with respect to such Class C Unit is reduced to zero or, if applicable, such Class C Unit is redeemed.

(c)    The defined term “Nonredemption Event” in the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Nonredemption Event” means (i) except with respect to a redemption required pursuant to Section 16.5(a)(iii), a failure by the Partnership on any Redemption Date to pay the Full Redemption Amount in cash, or, if applicable in connection with a redemption pursuant to Section 8.6(b), the Common Stock Amount or (ii) with respect to the redemption required pursuant to Section 16.5(a)(iii), a failure by the Partnership to pay the Full Redemption Amount in cash by the next Business Day following the date that is ten (10) Business Days followed by eighty (80) calendar days following the date when such Full Redemption Amount in respect of the Deferred Redeemed Units was required to have been paid pursuant to this Agreement.

(d)    The defined term “Recapitalization Agreement” in the Partnership Agreement is hereby deleted.

(e)    The following new defined terms are hereby added to the Partnership Agreement:

(1)“    3/31/21 PIK Distribution Amount” has the meaning set forth in Section 5.1(d) hereof.

(2)“    Deferred Redeemed Units” has the meaning set forth in Section 16.5(a)(iii) hereof.

(3)“    12/31/20 PIK Distribution Amount” has the meaning set forth in Section 5.1(d) hereof.

(4)“    Increased PIK Distribution Amounts” has the meaning set forth in Section 5.1(d) hereof.

(5)     “Restructuring Support Agreement” means a definitive agreement among the Company, the General Partner and the Initial Preferred LP on the terms of a series of deleveraging or restructuring transactions involving the parties thereto that would include, among other things, filing pre-packaged Chapter 11 cases under the U.S. Bankruptcy Code in the State of Delaware to implement such transactions pursuant to a plan of reorganization.

(6)“    Restructuring Failure Event” means (i) a Restructuring Support Agreement has not been executed and delivered on or before April 30, 2021 or (ii) if a Restructuring Support Agreement has been executed and delivered on or before April 30, 2021, the termination of such Restructuring Support Agreement.

(f)     Section 5.1(a)(ii) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

Second, except on the Distribution Dates occurring on December 31, 2020 and March 31, 2021, to each Holder of Class C Units, pro rata in accordance with their respective Liquidation Preferences, an amount equal to the entire Class C Cash Distribution Amounts due and not previously paid with respect to such Holder’s Class C Units until paid in full.

(g)    Section 5.1(d) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

In addition to the Class C Cash Distribution Amount and subject to Section 15.14, with respect to each Class C Unit and as of any Distribution Date, each Holder of Class C Units shall be entitled to receive, and the Company shall deliver, in the form of additional Class C Units, distributions in an amount accrued at the rate of 5.0% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly commencing on the Issue Date for such Class C Unit and payable on each Distribution Date (such amount, the “PIK Distribution Amount” and such distributions, the “PIK Distributions”); provided, that, as of the Distribution Date occurring on December 31, 2020, each Holder of Class C Units shall instead be entitled to receive, and the Company shall deliver, in the form of additional Class C Units, PIK Distributions in an amount accrued at the rate of 12.5% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly for such Class C Unit and payable on such Distribution Date (such amount, the “12/31/20 PIK Distribution Amount”), and, as of the Distribution Date occurring on March 31, 2021, each Holder of Class C Units shall instead be entitled to receive, and the Company shall deliver, in the form of additional Class C Units, PIK Distributions in an amount accrued at the rate of 12.5% per annum on such Class C Unit’s Liquidation Preference, accrued on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year compounding quarterly for such Class C Unit and payable on such Distribution Date (such amount, the “3/31/21 PIK Distribution Amount” and, together with the 12/31/20 PIK Distribution Amount, the “Increased PIK Distribution Amounts”); provided, further, for the avoidance of doubt, that the 12/31/20 PIK Distribution Amount, the 3/31/21 PIK Distribution Amount and PIK Distributions calculated in respect of the Distribution Dates occurring on March 31, 2021 and June 30, 2021 shall take into account all of the Class C Units issued in respect of the Increased PIK Distribution Amounts effective from the date of issuance (including the Deferred Redeemed Units, prior to giving effect to the redemption required pursuant to Section 16.5(a)(iii)). The number of Class C Units, which for the avoidance of doubt, may include a fraction of a Class C Unit, delivered in respect of the PIK Distribution Amount on any Distribution Date shall be equal to the number obtained by dividing the PIK Distribution Amount by the Unit Price. Upon the occurrence of a Nonredemption Event, the accrual rate for purposes of determining the PIK Distribution Amount shall increase, beginning on the date that is ninety (90) days after the delivery by a Class C Unit Holder of a Notice of Redemption in respect of such Nonredemption Event, and through the first Distribution Date thereafter, from a per annum rate of 5.0% to a per annum rate of 7.5% compounding quarterly, and shall further increase as of the day immediately following each subsequent Distribution Date, beginning on the date immediately after such first Distribution Date, by 1.25% per annum for the next four quarterly periods thereafter, up to a maximum per annum rate of 12.5%, accruing on each Class C Unit set forth in such Notice of Redemption that remains outstanding until a Full Redemption has occurred.

(h)    Section 16.5(a)(iii) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

If a Restructuring Failure Event occurs, without derogating from the Company’s obligation to pay the Class C Cash Distribution Amount on any Distribution Date (including, for the avoidance of doubt, in respect of all of the Class C Units issued in respect of the Increased PIK Distribution Amounts (including the Deferred Redeemed Units, prior to giving effect to the redemption required pursuant to this Section 16.5(a)(iii))), the Company shall also be required, automatically and without any notice or other action required on the part of the Initial Preferred LP, on the date of such Restructuring Failure Event, to redeem from the Initial Preferred LP a number of Class C Units equal to sixty percent (60%) of the Increased PIK Distribution Amounts (the “Deferred Redeemed Units”) for an amount per Deferred Redeemed Unit in cash equal to the Liquidation Preference of such Deferred Redeemed Unit; provided, however that the Company shall not be required to redeem any Deferred Redeemed Unit if (1) the Company has no Legally Available Funds (in which case the Company shall not be permitted to withhold payments based upon a claim of no Legally Available Funds unless it shall have delivered to the Class C Unit Holders a certificate signed by the Chief Executive Officer, the Chief Financial Officer or any other employee performing a similar function for the Company or the General Partner setting forth such determination in reasonable detail as of the date of such claim) to pay the full amount required to redeem such Deferred Redeemed Units, or (2) no cash is available to make such payment after taking into account the actual cost of PIPs and contractual reserves, in each case, to the extent specifically approved pursuant to Section 16.3 hereof and, with respect to both of clauses (1) and (2) immediately above without requiring the Company to incur additional Debt, issue additional Securities or consummate asset sales. The limitations on the amount and number of Class C Units that may be redeemed set forth in Section 16.5(a)(vi) shall not apply to any redemption pursuant to this Section 16.5(a)(iii). The impact of any redemption pursuant to this Section 16.5(a)(iii) shall be the same as if such redemption were effected pursuant to the delivery of a Notice of Redemption, and, on the date of the Restructuring Failure Event: (A) the Deferred Redeemed Units shall be delivered to the Company in accordance with Section 16.5(b); (B) all Class C Cash Distribution Amounts on the Deferred Redeemed Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Initial Preferred LP or any other Holder of Class C Units) will cease to accrue, the Deferred Redeemed Units will be deemed to be no longer outstanding and all of the rights of the Initial Preferred LP with respect to the Deferred Redeemed Units (but, for the avoidance of doubt, not with respect to any Class C Units remaining outstanding and held by the Initial Preferred LP or any other Holder of Class C Units, in accordance with the terms of this Agreement) shall cease; and (C) the redemption price will be paid to the Initial Preferred LP in accordance with this Section 16.5(a)(iii) and the Deferred Redeemed Units will be promptly cancelled by the Company after giving effect to the redemption of the Deferred Redeemed Units.

(i)    Section 16.5(a)(v) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

Such redemption payments shall be due and owing as of the Redemption Date regardless of the availability of cash, including Available Cash, to pay such amounts. In the event any redemption payment is not made when due because cash is not available therefor including by operation of legal prohibitions imposed by operation of Section 17-607 of the Act, then the Class C Units shall continue to accrue Class C Cash Distribution Amounts and PIK Distributions. Except with respect to a redemption pursuant to Sections 16.5(a)(iii), in which case the Redemption Date shall be the date of the applicable Restructuring Failure Event, the Redemption Date shall be specified in a Notice of Redemption, and, (A) in the case of any redemption request made pursuant to Sections 16.5(a)(i) and (ii), shall be not less than sixty (60) days after the delivery of such Notice of Redemption, and (B) in the case of any redemption request made pursuant to Section 16.5(a)(iv), shall be not less than one hundred fifty (150) days after the delivery of such Notice of Redemption.

2.    Miscellaneous.

(a)    The parties acknowledge and agree that the execution and delivery of this Amendment by the Initial Preferred LP shall, to the extent such approval is required pursuant to Section 16.3 of the Partnership Agreement, be deemed to be the approval by the affirmative vote of the Holders of at least a majority of the Class C Units of this Amendment and all transactions contemplated hereby.

(b)    This Amendment may be executed (including by electronic transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Amendment immediately upon affixing its signature hereto.

(c)    This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(d)     If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(e)    This Amendment contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

(f)    The Partnership Agreement (as amended by this Amendment) shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the date and year first aforesaid.

GENERAL PARTNER:

HOSPITALITY INVESTORS TRUST, INC.

By:	/s/ Jonathan P. Mehlman
Name: Jonathan P. Mehlman
Title: President and Chief Executive Officer

INITIAL PREFERRED LP:

BROOKFIELD STRATEGIC REAL ESTATE PARTNERS II HOSPITALITY REIT II LLC

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner